Exhibit 10.3

ACKNOWLEDGEMENT AGREEMENT

This Acknowledgement Agreement (“Agreement”) is entered into by and between Alfred Chuang and BEA Systems, Inc., a Delaware corporation (“BEA”) (collectively, “Parties”):

A. On August 16, 2006, BEA announced that the Audit Committee of its Board of Directors had commenced an internal review of BEA’s historical stock option grants. On December 4, 2006, BEA announced its determination that under applicable accounting principles, the actual measurement dates for certain of its stock options differed from the recorded measurement dates for such stock options and that consequently, it would restate previously issued financial statements as necessary. On February 14, 2007, BEA announced the principal conclusions of the stock option review.

B. In connection with its announcement of the principal conclusions of the review, BEA affirmed its continued confidence in Mr. Chuang’s leadership and integrity.

C. As a result of its review and in connection with its restatement of its financial statements, BEA is adjusting the measurement dates and corresponding exercise prices of a number of its stock option grants, including certain grants to Mr. Chuang. With respect to such grants, Mr. Chuang has voluntarily agreed to a re-pricing of his outstanding stock options to the exercise prices determined by the Audit Committee as the appropriate price.

D. Mr. Chuang previously exercised certain mis-priced stock options from grants in 1998 and 1999, for which the Audit Committee established new measurement dates. With respect to these exercises, BEA concluded that Mr. Chuang received excess compensation in the amount of $2,467,499 attributable to the difference between the exercise price on the initial grant date and the exercise price on the appropriate measurement date as determined by the Audit Committee (the “Mis-pricing Benefit”). BEA concluded that, although Mr. Chuang was not responsible for the mis-pricing of the 1998 and 1999 grants, he was not entitled to and should return the Mis-pricing Benefit to BEA.

E. The Parties have agreed to reduce Mr. Chuang’s future compensation by the amount of the Mis-pricing Benefit received in prior years. To effectuate this reduction in future compensation, the Parties have agreed to cancel, for no consideration, 423,605 of the shares underlying the stock option granted to Mr. Chuang on May 17, 1999. The value of the cancellation is agreed to be $2,467,499, which represents the difference between the closing price of BEA common stock on the date that this agreement in principle was made (February 8, 2007), $12.70, and the new exercise price of the option determined to be appropriate by the Audit Committee, $6.875, multiplied by the 423,605 shares underlying the stock option that will be canceled. The Audit Committee has concluded and the Board of Directors has agreed that the share cancellation described in this paragraph, together with the repricing described in paragraph C, is the appropriate remediation for Mr. Chuang relating to the options-related issues investigated by the Audit Committee.

F. The Parties agree to report for U.S. Federal and California state tax purposes the cancellation of Mr. Chuang’s unexercised options described herein as resulting in no income or deduction for either Party and that the Parties will continue to report the Mis-pricing Benefit as compensation income to Mr. Chuang in the year in which the relevant options were exercised. The Parties acknowledge that Mr. Chuang is liable and responsible for tax on his compensation income and accordingly, if any tax authority disagrees with such intended tax treatment Mr. Chuang will indemnify BEA for the failure to withhold taxes (including by allowing BEA to withhold from other compensation), provided, however, that if a tax authority attempts to claim taxes from BEA with respect to the cancellation of the options, BEA shall timely request from Mr. Chuang proof that he had already paid taxes with respect to such cancellation of option, and BEA shall not be entitled to indemnification to the extent that such proof provided relieves BEA of liability for taxes.

G. Each of the Parties represents, warrants, and agrees that it has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement.

H. Any amendment to this Agreement must be in writing, must specifically refer to this Agreement, and must be signed by duly authorized representatives of each of the Parties.

I. This Agreement may be executed in any number of counterparts by the Parties, and when each Party has signed and delivered at least one such counterpart to the other Party, each counterpart shall be deemed an original and taken together shall constitute one and the same agreement that shall be binding and effective as to all Parties.

IN WITNESS WHEREOF, the Parties hereto have approved and executed this Agreement on the dates set forth opposite their respective signatures.

EXECUTED by the Parties as follows:

Dated: August 31, 2007	/s/ Alfred Chuang
Alfred Chuang

Dated: September 3, 2007	/s/ D.O. Morton
for BEA Systems, Inc.
Dean Morton
Chairman, Audit Committee of the Board of Directors